UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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Exchange Act of 1934

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WAYNE SAVINGS BANCSHARES, INC.

(Name of Registrant as Specified in Its Charter)

            N/A

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On February 13, 2017, Wayne Savings Bancshares, Inc., issued the following press release and took the action indicated therein:

WAYNE SAVINGS SENDS LETTER TO STOCKHOLDERS

Wooster, OH – February 13, 2017 – Wayne Savings Bancshares, Inc. (“Wayne Savings” or the “Bank”) (NASDAQ: WAYN), the holding company parent of Wayne Savings Community Bank, today sent a letter to its stockholders concerning the nomination of a candidate to the Board of Directors of the Bank by Stilwell Activist Investments, L.P. and its affiliates.

Included below is the full text of the letter to Wayne Savings stockholders:

February 13, 2017

Dear Fellow Wayne Savings Stockholder:

By now, some of you may have heard that a hedge fund headquartered in New York City called Stilwell Activist Investments has called for Wayne Savings to be sold to another bank, and has nominated a lawyer from Kentucky to join the Wayne Savings Board of Directors.

Importantly, you should know that Wayne Savings has always been, and will always be, open to constructive dialogue with our shareholders. We carefully consider all of the input that you have. We believe, however, that the Stilwell Fund’s actions to launch a disruptive proxy contest are both unwarranted and counterproductive.

The Bank is Strong Financially: As of December 31, 2016, we are well capitalized by regulatory standards with a total capital ratio of 14.08%, well in excess of the regulatory threshold. In January 2017, Wayne Savings received the highest possible rating (5 stars) for financial strength and stability from the nation’s leading bank rating firm, Bauer Financial. In short, Wayne Savings is a strong bank with a healthy balance sheet.

Shareholders Have Been Rewarded: We believe that we best serve our shareholders by maximizing the intrinsic value of the company, and do not place undue focus on the day-to-day stock price fluctuations. With that said, we have delivered strong total shareholder returns.

Total Shareholder Returns¹

	One year period 2/10/16 - 2/10/17	Three year period 2/10/14 - 2/10/17	Five year period 2/10/12 - 2/10/17
WAYN	50.37%	86.52%	169.82%
SNL U.S. Bank and Thrift Index	55.64%	48.23%	135.50%
S&P 500	27.78%	37.12%	92.04%

¹	Assuming stockholders reinvest dividends by purchasing additional shares

We are also proud to say that Wayne Savings has had a history of returning capital to shareholders through quarterly dividends and stock buybacks. We have paid a quarterly dividend in every quarter of our existence. This stands in contrast to many other banks that eliminated their dividends (or failed altogether) during the financial crisis. In fact, in the last five years, we have returned two thirds of our net income to our shareholders in the form of dividends and stock repurchases.

The Board Continues To Pursue Enhanced Value: Our Board is focused on doing what is in the best interests of all shareholders. An integral part of that is finding the right long-term leadership for our company and filling the Chief Executive Officer role that was vacated just over one month ago. Despite any distractions, the board continues to meet with and pursue potential candidates for the position.

We are fortunate to have the stewardship of the Company’s President and Chief Executive Officer, David Lehman. Mr. Lehman has served on the Board since 2012 and has over 30 years of experience in the financial services industry. He knows our company, knows our community – the focus of our business and has been a key contributor to our success.

Stilwell’s Actions Are Counterproductive: The Stilwell Fund has stated that the Board “has not succeeded in building shareholder value.” As we have pointed out above, that simply isn’t correct. Through the dedicated efforts of our employees, we have built a bank that has delivered positive returns to shareholders over many years and – essential to long-term future shareholder value – is financially sound.

More importantly, there appears to be a disconnect between what Stilwell Fund wants and the board’s goal to create long-term shareholder value. The Stilwell Fund has entered into a compensation arrangement with its nominee whereby 90% of the stock options granted to Stilwell’s nominee by the Stilwell Fund will only be exercisable if Wayne Savings is sold (or undergoes a similar “change-in-control” transaction) within 3 years of the shareholder vote. Consider the stark conflict of interest: even if long-term shareholder value is maximized by Wayne Savings remaining independent, the Stilwell Fund’s nominee will have this substantial incentive to push for a sale of the company nevertheless.

The 2017 Annual Meeting: As in years past, this year we will send you a proxy statement seeking votes for the company’s nominees for director. We ask that you review our proxy materials when you receive them and sign, date and mail the WHITE PROXY CARD that accompanies these materials.

It is possible that you will also receive a proxy statement and proxy card from the Stilwell Fund seeking the authority to vote your shares of company stock in favor of its nominee. We urge our shareholders NOT to take any action in response to any other proxy materials until you receive and review the company’s definitive proxy materials.

If you have any questions or would like us to contact you, please do not hesitate to reach out to our investor relations department at (330) 287-2857. You can also call our proxy solicitor, Alliance Advisors, LLC, at (855) 601-2251.

We welcome the thoughts of all of our shareholders. While it continues to be our hope that the expense and distraction of a proxy contest can be avoided, we are prepared to undertake whatever efforts are needed to do what is right. We appreciate all of your ongoing support.

On Behalf of the Board of Directors of Wayne Savings Bancshares, Inc.

Peggy J. Schmitz - Chair of the Board	Jonathan Ciccotelli - Lead Director

Additional Information

In connection with its 2017 Annual Meeting of Stockholders, Wayne Savings Bancshares, Inc. will file a proxy statement and other documents regarding the 2017 Annual Meeting of Stockholders with the Securities and Exchange Commission (“SEC”) and will mail the definitive proxy statement and a proxy card to each shareholder of record entitled to vote at the 2017 Annual Meeting of Stockholders.

SHAREHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE. THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, from Wayne Savings at its website, http://ir.waynesavings.com, or by writing to Wayne Savings Bancshares, Inc., 151 North Market Street, Wooster, Ohio 44691, Attention: Investor Relations.

Participants in Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the 2017 Annual Meeting. Information concerning the Company’s participants is set forth in the proxy statement, dated April 21, 2016, for its 2016 Annual Meeting of Stockholders as filed with the SEC on Schedule 14A. Additional information regarding the interests of participants of the Company in the solicitation of proxies in respect of the 2017 Annual Meeting of Stockholders and other relevant materials will be filed with the SEC when they become available.

Forward-Looking Statements

This letter contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, Company performance and financial results. A variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this letter and in the Management’s Discussion and Analysis in our most recently filed annual report on Form 10-K for the year ended December 31, 2015, and quarterly report on Form 10-Q for the quarter ended September 30, 2016. The forward-looking statements in this letter speak only as to the date of this release. Wayne Savings Bancshares, Inc. expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.

About WAYN

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio.

Contacts

Wayne Savings Bancshares, Inc.

David Lehman

Interim President and Chief Executive Officer

330-264-5767

or

Alliance Advisors, LLC

855-601-2251